CUSIP No. N51488117

Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement (this “Agreement”) is made and entered into as of December 4, 2015, by and among the Jack Taylor Family Voting Trust U/A/D 4/14/99, a trust organized under the laws of the State of Missouri (the “Trust”), and Andrew C. Taylor, Jo Ann T. Kindle, Christine B. Taylor and Carolyn Kindle, each of which individuals are voting trustees under the Trust (collectively, the “Trustees”). The Trust and the Trustees are collectively referred to herein as the “Reporting Persons”.

Recitals

WHEREAS, the Reporting Persons share voting and investment power with respect to certain ordinary shares (the “Shares”) of Mobileye N.V., a company organized under the laws of The Netherlands (the “Company”), which are owned of record by Enterprise Holdings, Inc., a Missouri corporation and wholly owned subsidiary of The Crawford Group Inc., a Missouri corporation which is controlled by the Reporting Persons;

WHEREAS, the Reporting Persons filed a Schedule 13G on February 9, 2015 with respect to the Shares (the “Initial Filing”);

WHEREAS, the Reporting Persons desire to amend the Initial Filing to report that they have ceased to be the beneficial owners of more than five percent of the outstanding securities of the Company;

WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended (the “Act”), whenever two or more persons are required to file a statement with the U.S. Securities and Exchange Commission (the “SEC”) containing the information required by Schedule 13D or Schedule 13G with respect to the same securities, only one such statement need be filed, provided that such persons agree in writing that such statement is filed on behalf of each of them; and

WHEREAS, the Reporting Persons desire to file with the SEC, on behalf of each of them, one amendment to the Initial Filing.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. In accordance with Rule 13d-1(k) under the Act, the parties shall file with the SEC one statement containing the information required by Schedule 13G relating to the parties’ beneficial ownership of the Shares and such statement shall be filed on behalf of each of the Reporting Persons and this Agreement shall be filed as an exhibit thereto. Further, the parties agree each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

2. Nothing herein shall be deemed to be an admission that the parties hereto, or any of them, are members of a “group” (within the meaning of Section 13(d) of the Act and the rules promulgated thereunder) with respect to any securities of the Company including the Shares.

CUSIP No. N51488117

3. This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Missouri, without regard to choice or conflict of laws rules. This Agreement may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on the parties notwithstanding that both parties are not signatories to the same counterpart. This Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. Any party may withdraw from this Agreement by delivering written notice to each other party at least seven (7) days prior to the effective date of such withdrawal, in which case this Agreement shall terminate solely with respect to such withdrawing party. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

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CUSIP No. N51488117

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

JACK TAYLOR FAMILY VOTING TRUST U/A/D 4/14/99

By	/s/ Andrew C. Taylor
Name: Andrew C. Taylor
Title: Voting Trustee

By	/s/ Christine B. Taylor
Name: Christine B. Taylor
Title: Voting Trustee

By	/s/ Carolyn Kindle
Name: Carolyn Kindle
Title: Voting Trustee

ANDREW C. TAYLOR /s/ Andrew C. Taylor

JO ANN T. KINDLE /s/ Jo Ann T. Kindle

CHRISTINE B. TAYLOR /s/ Christine B. Taylor

CAROLYN KINDLE /s/ Carolyn Kindle